Exhibit 99.2

NEWS RELEASE

1375 East 9th St | Suite 3100 | Cleveland, Ohio 44114 | 440-701-5100

For Immediate Release

Gas Natural Inc. Completes Sale of Utility and
Pipeline Assets in Wyoming

Divestiture advances Company’s strategy to reallocate capital for growth

MENTOR, OH, July 1, 2015 – Gas Natural Inc. (NYSE MKT: EGAS) (the “Company”), a holding company operating local natural gas utilities serving approximately 68,000 customers in six states, announced today that its subsidiary, Energy West Incorporated, has completed the sale of its subsidiary, Energy West Wyoming, Inc., and its Wyoming pipeline assets and related real estate, equipment and contracts to Black Hills Corporation (NYSE: BKH) for $17 million in cash, subject to a post-closing working capital adjustment. The Company previously announced a definitive agreement to sell these assets to Black Hills Corporation on October 14, 2014. Financial consideration for the sale represents a multiple of 11 times trailing 12-months EBITDA and two times book value. Proceeds from the sale will generate income in the 2015 third quarter of approximately $3.8 million, net of tax, as a gain on sale of discontinued operations, or approximately $0.36 per diluted share.

Mr. Gregory J. Osborne, President and Chief Executive Officer of Gas Natural, commented, “This is a win-win transaction for the natural gas customers in Wyoming, Black Hills and Gas Natural. With the sale of our Wyoming operations, we will be able to focus additional capital in markets where there is greater potential for us to more efficiently deliver growth and returns on invested capital. Also, Black Hills can now further expand its strong presence in Wyoming providing customers safe, efficient and cost effective natural gas service as we have over many years. We will be working with Black Hills under a Transition Services Agreement to ensure a seamless transition for our Wyoming customers.”

Mr. Osborne concluded, “This divestiture is consistent with our strategy to monetize non-core assets to fund investments in underserved markets, particularly North Carolina and Maine, where we already have a strong presence and there is significant growth potential. Our vision is to be a premier natural gas company recognized as the benchmark in the natural gas utility industry by customers, peers and investors. We believe Gas Natural is very well positioned to capitalize on growth opportunities in our target markets and deliver improved earnings power and shareholder value.”

About Gas Natural Inc.
Gas Natural Inc., a holding company, distributes and sells natural gas to end-use residential, commercial, and industrial customers. It distributes approximately 26 billion cubic feet of natural gas to approximately 68,000 customers through regulated utilities operating in Montana, Ohio, Pennsylvania, Maine, North Carolina and Kentucky. The Company’s other operations include interstate pipeline, natural gas production, and natural gas marketing. The Company's Montana public utility was originally incorporated in 1909. Its strategy for growth is to expand throughput in the Maine and North Carolina markets, while looking for acquisitions that are either adjacent to its existing utilities or in under saturated markets. Gas Natural Inc. regularly posts information on its website at www.egas.net.

Gas Natural Inc. Completes Sale of Utility and Pipeline Assets in Wyoming

July 1, 2015

Safe Harbor Regarding Forward-Looking Statements
The Company is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Gas Natural Inc. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words "anticipates," "estimates," "expects," "intends," "plans," "predicts," "believes" and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company's business generally include but are not limited to the Company's ability to successfully integrate the operations of the companies it has recently acquired and consummate additional acquisitions, the Company's continued ability to make dividend payments, the Company's ability to implement its business plan, fluctuating energy commodity prices, the possibility that regulators may not permit the Company to pass through all of its increased costs to its customers, changes in the utility regulatory environment, wholesale and retail competition, the Company's ability to satisfy its debt obligations, including compliance with financial covenants, weather conditions, litigation risks, and various other matters, many of which are beyond the Company's control, the risk factors and cautionary statements made in the Company's public filings with the Securities and Exchange Commission, and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Gas Natural Inc. expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Gas Natural Inc.'s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, contact:

Gas Natural Inc.	Investor Relations:
James E. Sprague Chief Financial Officer	Deborah K. Pawlowski / Karen L. Howard Kei Advisors LLC
Phone: (216) 202-1564	Phone: (716) 843-3908 / (716) 843-3942
Email: jsprague@egas.net	Email: dpawlowski@keiadvisors.com / khoward@keiadvisors.com

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